Exhibit (h)(d)(2)
PACIFIC SELECT FUND
AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT
          THIS AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT (the “Amendment”) effective May 1, 2008, between Pacific Life Fund Advisors LLC (the “Adviser” or “PLFA”) and Pacific Select Fund (“Trust”), on behalf of each of the Trust’s separate portfolios (each a “Portfolio”, collectively, the “Portfolios”).
          WHEREAS, the Trust and Adviser are parties to a certain Expense Limitation Agreement dated May 1, 2007 (the “Agreement”); and
          WHEREAS, the Trust and Adviser desire to amend and supplement the Agreement upon the following terms and conditions;
          NOW THEREFORE, in consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Adviser hereby agree that the Agreement is amended and supplemented as follows:
1.	Section I., paragraph A. is hereby deleted in its entirety and replaced with the following paragraph:

“Applicable Expense Limit For purposes of this Agreement “Portfolio Operating Expenses” shall consist of the ordinary operating expenses incurred by a Portfolio in a fiscal year, including organizational expenses, and excluding the following: investment advisory fees; service fees; dividends on securities sold short; additional costs associated with holding foreign securities; foreign taxes on dividends, interest (including commitment fees), or gains; interest; taxes; brokerage commissions and other transactional expenses; extraordinary expenses such as litigation; other expenses not incurred in the ordinary course of the Portfolio’s business; and expenses of any counsel or other persons or services retained by the Trust’s trustees who are not “interested persons,” (as that term is defined in the 1940 Act) of the Adviser. To the extent that the Portfolio Operating Expenses incurred by a Portfolio exceed the Operating Expense Limit, as defined in Section I.B. below, the Adviser shall waive its fees under the Advisory Agreement or otherwise reimburse the Portfolio for such excess amount (the “Excess Amount”).

2.	Schedule A, Operating Expense Limits, is hereby deleted in its entirety and replaced with the following:

See attached Schedule A

SCHEDULE A
OPERATING EXPENSE LIMITS

Maximum Operating Expense Limit
(as a Percentage of average net assets)
Small-Cap Growth Portfolio	0.10%
(formerly called Fasiano Small Equity Portfolio)
International Value Portfolio	0.10%
Long/Short Large-Cap Portfolio	0.10%
International Small-Cap Portfolio	0.10%
Equity Index Portfolio	0.10%
Small-Cap Index Portfolio	0.10%
Diversified Research Portfolio	0.10%
Equity Portfolio	0.10%
American Funds Growth-Income Portfolio	0.10%
(applies to feeder fund expenses only)
American Funds Growth Portfolio	0.10%
(applies to feeder fund expenses only)
Large-Cap Value Portfolio	0.10%
Technology Portfolio	0.10%
Short Duration Bond Portfolio	0.10%
Floating Rate Loan Portfolio	0.10%
Diversified Bond Portfolio	0.10%
Growth LT Portfolio	0.10%
Focused 30 Portfolio	0.10%
Health Sciences Portfolio	0.10%
Mid-Cap Value Portfolio	0.10%
Large-Cap Growth Portfolio	0.10%
International Large-Cap Portfolio	0.10%
Small-Cap Value Portfolio	0.10%
Multi-Strategy Portfolio	0.10%
Main Street Core Portfolio	0.10%
Emerging Markets Portfolio	0.10%
Managed Bond Portfolio	0.10%
Inflation Managed Portfolio	0.10%
Money Market Portfolio	0.10%
High Yield Bond Portfolio	0.10%
Comstock Portfolio	0.10%
Mid-Cap Growth Portfolio	0.10%
Real Estate Portfolio	0.10%
Small-Cap Equity Portfolio	0.10%

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.

PACIFIC SELECT FUND

By: Name:	/s/ Howard T. Hirakawa Howard T. Hirakawa
Title:	Vice President

PACIFIC LIFE FUND ADVISORS LLC

By: Name:	/s/ Howard T. Hirakawa Howard T. Hirakawa
Title:	Vice President

By: Name:	/s/ Jane M. Guon Jane M. Guon
Title:	Asst. Vice President & Asst. Secretary